Exhibit 10.3

EXECUTION COPY

TRANSACTION RIGHTS AGREEMENT

THIS TRANSACTION RIGHTS AGREEMENT (this “Agreement”) is made as of March 18, 2013 by and between Walgreen Co., an Illinois corporation (“Wolf”), Walgreens Pharmacy Strategies, LLC, an Illinois limited liability company and (directly or indirectly) a wholly-owned subsidiary of Wolf (“Wolf Sub”, and together with Wolf, the “Wolf Parties”), Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland (“Fox”), Alliance Boots Luxembourg S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg and (directly or indirectly) a wholly-owned subsidiary of Fox (“Fox Sub”, and together with Fox, the “Fox Parties”) and WAB Holdings, LLC, a Delaware limited liability company, jointly controlled by Wolf Sub and Fox Sub (the “JV”, together with the Wolf Parties and the Fox Parties, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, Wolf, Fox and AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, entered into a Purchase and Option Agreement dated as of June 18, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to and subject to the terms and conditions of which, among other things, Wolf acquired (i) 45% of the outstanding capital stock of Fox (through a wholly owned Affiliate) and (ii) an option to purchase the remaining 55% of the outstanding capital stock of Fox;

WHEREAS, on March 15, 2013 the JV was formed, as a limited liability company under the laws of the State of Delaware;

WHEREAS, on the date hereof prior to the execution of this Agreement, Wolf Sub and Fox Sub have entered into the Limited Liability Company Operating Agreement of the JV, in the form attached hereto as Exhibit A (the “LLC Operating Agreement”) ;

WHEREAS, on the date hereof, Wolf, Fox and AmerisourceBergen Corporation, a Delaware corporation (the “Company”) have entered into a Framework Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Framework Agreement”) pursuant to which, among other things, the Company: (i) issued on the date hereof to each of Wolf Sub and Fox Sub (x) a warrant to purchase 11,348,456 Warrant 1 Shares (as defined in the Framework Agreement) (such warrants, respectively, the “Wolf Warrant 1” and the “Fox Warrant 1”, and collectively, the “Warrants 1”) and (y) a warrant to purchase 11,348,456 Warrant 2 Shares (as defined in the Framework Agreement) (such warrants, respectively, the “Wolf Warrant 2” and the “Fox Warrant 2”, and collectively, the “Warrants 2”, and together with the Warrants 1, the “Warrants”); (ii) granted Wolf, in its capacity as the IOMS Rights Holder (as defined in the Framework Agreement) certain rights, including the right to designate the Designees (as defined in the Framework Agreement) to acquire the Initial Open Market Shares; and (iii) granted each holder of Warrants 1, the right to acquire the Additional Open Market Shares, in each of cases (i) through (iii) subject to the terms and conditions set forth in the Framework Agreement;

WHEREAS, on the date hereof, Wolf, Fox and the Company entered into a Shareholders Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Shareholders Agreement”) which sets forth, among other things, certain terms and conditions regarding Wolf’s and Fox’s ownership of the Equity Securities of the Company;

WHEREAS, each of the Parties wishes to agree to certain terms and conditions with respect to the Transaction Documents, the matters contemplated thereby and the relationship between the Wolf Parties and the Fox Parties with respect thereto; and

WHEREAS, the respective board of directors (or equivalent governing body) of each Party has unanimously approved this Agreement, each of the Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

I. EFFECTIVENESS; DEFINITIONS.

Section 1.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1, Section 1.2, Section 5.1, Section 5.2, and Article VI (other than Section 6.8), each of which shall survive termination) upon the termination of the Shareholders Agreement in accordance with its terms; provided that any liability for failure to comply with the terms of this Agreement prior to termination shall survive the termination of this Agreement.

Section 1.2 Definitions.

(a) Capitalized terms used and not defined herein shall have the respective meanings set forth in the Shareholders Agreement.

(b) For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Acceleration Event” shall mean the earlier of an Acceleration Event (as defined in the Shareholders Agreement) and the event described in clause (b) of the definition of Preliminary Control Event (as defined in Warrants 1).

“Agreement” shall have the meaning set forth in the Preamble.

“Appraiser” shall have the meaning set forth in Section 3.4.

“Cancellation and Payment Event” shall have the meaning set forth in the LLC Operating Agreement.

“Class F Cancellation Event” shall have the meaning set forth in the LLC Operating Agreement.

“Class F Manager” shall have the meaning set forth in the LLC Operating Agreement.

“Class W Manager” shall have the meaning set forth in the LLC Operating Agreement.

“Closing” shall have the meaning set forth in the Framework Agreement.

“Company” shall have the meaning set forth in the Recitals.

“Company Parties” shall have the meaning set forth in Section 5.1(a).

“Fair Market Value” with respect to any Warrant or the Warrants Call Option, shall mean the price at which that Warrant or the Warrants Call Option would be sold for cash payable between a hypothetical willing arm’s length buyer and a hypothetical willing arm’s length seller, neither acting under any compulsion to buy or sell.

“Fox” shall have the meaning set forth in the Preamble.

“Fox Guarantee” shall have the meaning set forth in Section 5.2(a).

“Fox Guaranteed Obligations” shall have the meaning set forth in Section 5.2(a).

“Fox Investors Ultimate Standstill Level” shall mean the percentage calculated by multiplying (i) the Ultimate Standstill Level with (ii) a fraction, (x) the numerator of which shall be the Fox Investors’ collective Beneficial Ownership of Company Common Stock and (y) the denominator of which shall be the Investors’ collective Beneficial Ownership of Company Common Stock, in each of cases (x) and (y), determined as of immediately after the Separation Event.

“Fox Parties” shall have the meaning set forth in the Preamble.

“Fox Sub” shall have the meaning set forth in the Preamble.

“Fox Warrant 1” shall have the meaning set forth in the Recitals.

“Fox Warrant 2” shall have the meaning set forth in the Recitals.

“Fox Warrants Call Exercise Price” shall mean the amount in U.S. Dollars equal to the Fair Market Value of the Fox Warrants determined as of the Closing in accordance with Section 3.4.

“Fox Warrants Call Option” shall have the meaning set forth in Section 3.2(a).

“Framework Agreement” shall have the meaning set forth in the Recitals.

“Indemnified Party” shall have the meaning set forth in Section 5.1(a).

“Indemnified Party Damages” shall have the meaning set forth in Section 5.1(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.1(a).

“JV” shall have the meaning set forth in the Preamble.

“JV Option Exercise Event” shall have the meaning set forth in Section 3.1(b).

“LLC Operating Agreement” shall have the meaning set forth in the Recitals.

“Loss” means all losses, taxes, liabilities, obligations, assessments, awards, fines, penalties, claims, costs, damages and expenses (including fees and expenses of attorneys, accountants, consultants and experts and other expenses actually incurred in the investigation, defense or settlement of any of the same).

“Loss Tax Benefit” shall have the meaning set forth in Section 5.1(b)(i).

“Other Voting Securities Event” shall have the meaning set forth in the Warrants.

“Post-Second Step Call Option” shall have the meaning set forth in Section 3.3(a).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Remaining IOMS” shall have the meaning set forth in Section 2.2(c).

“Second Step Failure Event” shall be deemed to occur upon the termination of the Purchase Agreement without the Second Step Closing (as defined in the Purchase Agreement) having occurred.

“Separation Event” shall mean the earlier to occur of (x) a Class F Cancellation Event, (y) a Cancellation and Payment Event and (z) the winding up and final distributions in kind of the assets of the JV to holders of the A Units of the JV pursuant to Section 10.4 of the LLC Operating Agreement.

“Shareholders Agreement” shall have the meaning set forth in the Recitals.

“Superior Transaction Documents” shall have the same meaning as the term “Transaction Documents”, as such term is defined in the Purchase Agreement.

“Tax” shall have the meaning set forth in the Purchase Agreement.

“Tax Cost” shall have the meaning set forth in Section 5.1(b)(ii).

“Warrants” shall have the meaning set forth in the Recitals.

“Warrants 1” shall have the meaning set forth in the Recitals.

“Warrants 2” shall have the meaning set forth in the Recitals.

“Warrants Call Option” shall mean a hypothetical instrument entitling Wolf to the same rights (and subject to the same conditions) as the Fox Warrants Call Option, taking into account the provisions contained in Article X of the LLC Agreement, and the Post-Second Step Call Option taken together.

“Warrants Call Option Premium” shall mean the amount in U.S. Dollars equal to the Fair Market Value of the Warrants Call Option, taking into account the provisions contained in Article X of the LLC Agreement, determined as of the Closing in accordance with Section 3.4.

“Wolf” shall have the meaning set forth in the Preamble.

“Wolf Guarantee” shall have the meaning set forth in Section 5.3(a).

“Wolf Guaranteed Obligations” shall have the meaning set forth in Section 5.3(a).

“Wolf Parties” shall have the meaning set forth in the Preamble.

“Wolf Sub” shall have the meaning set forth in the Preamble.

“Wolf Warrant 1” shall have the meaning set forth in the Recitals.

“Wolf Warrant 2” shall have the meaning set forth in the Recitals.

“Wolf Warrants Call Exercise Price” shall mean the amount in U.S. Dollars equal to the Fair Market Value of the Wolf Warrants determined as of the Closing in accordance with Section 3.4.

“Wolf Warrants Call Option” shall have the meaning set forth in Section 3.1(a).

“Wolf Investors Ultimate Standstill Level” shall mean the percentage calculated by multiplying (i) the Ultimate Standstill Level with (ii) a fraction, (y) the numerator of which shall be the Wolf Investors’ collective Beneficial Ownership of Company Common Stock and (y) the denominator of which shall be the Investors’ collective Beneficial Ownership of Company Common Stock, in each of cases (x) and (y), determined as of immediately after the Separation Event.

II. GENERAL PRINCIPLES; ORGANIZATION OF JV.

Section 2.1 General.

(a) Each of the Wolf and Fox agree to (i) comply, and Wolf shall cause the Wolf Investors (other than the JV), and Fox shall cause the Fox Investors, and Wolf and Fox shall jointly (each to extent of their control) cause the JV, to comply, with all applicable covenants and agreements under the Transaction Documents and (ii) cooperate and consult with the other in good faith to the extent necessary and appropriate to enable each of Wolf and Fox to (x) comply with all applicable covenants and agreements under the Transaction Documents and (y) exercise all applicable rights under the Transaction Documents.

(b) Each of the Wolf Parties, on the one hand, and the Fox Parties, on the other hand, agree that at all times prior to a Second Step Failure Event:

(i) except with respect to the holding (not exercise) of the Warrants, the JV shall be the sole vehicle through which they, or any of their Affiliates, shall, directly or indirectly, acquire and hold any Equity Securities or Derivative Instruments of the Company, including any Initial Open Market Shares, Warrant Shares (in the event of an Acceleration Event, Warrant 1 Special Exercise Period (as defined in Warrants 1) or Other Voting Securities Event) and Dividend Reinvestment Shares;

(ii) except as expressly provided herein or in the LLC Operating Agreement, without the prior consent of each of Wolf and Fox (which, for the avoidance of doubt may be expressed by the affirmative vote of at least one Class W Manager and one Class F Manager in favor of any relevant resolution duly adopted by the Board of the JV), none of the Parties hereto (other than the JV in accordance with the terms of the LLC Operating Agreement) shall, and each shall cause its Affiliates, if any, not to:

(A) acquire Beneficial Ownership of any Equity Securities or Derivative Instruments, other than the Warrants held by the Wolf Sub and the Fox Sub as of the date hereof; except, in each case, as and to the extent permitted by Section 2.2 of the Shareholders Agreement (including by virtue of a waiver thereof by the board of directors of the Company) solely in connection with evaluating, making, submitting, negotiating, continuing, amending, supplementing, modifying, effectuating and/or implementing (i) any Acquisition Proposal by Wolf or Fox, respectively, that is intended by Wolf or Fox, respectively, to be made and submitted on a non-publicly disclosed or announced basis pursuant to Section 2.2(b)(i) of the Shareholders Agreement or (ii) any Qualifying Public Acquisition Proposal by Wolf or Fox, as applicable;

(B) vote or grant any proxy with respect to any Voting Securities of the Company, except pursuant to the irrevocable proxy granted pursuant to Section 1.3(c) of the Shareholders Agreement; or

(C) Transfer (except in a Permitted Transfer (as defined in the Shareholders Agreement)) any Equity Securities or Derivative Instruments of the Company (or any rights, title or interest in or to any portion thereof).

For the avoidance of doubt, prior to the Second Step Failure Event, neither Wolf Sub nor Fox Sub shall be permitted to Transfer any Warrants (whether in whole or in part) without the consent of each of Wolf and Fox, other than pursuant to (1) Article III or (2) a Permitted Transfer (as defined in the Shareholders Agreement), provided, that the transferee in any such Permitted Transfer executes and delivers to each Party hereto a joinder in a form reasonably satisfactory to the Parties, to this Agreement, agreeing to be bound by Article III of this Agreement as if an original signatory (as Wolf Sub or Fox Sub, as the case may be) hereto.

Section 2.2 Rights to Acquire Initial Open Market Shares.

(a) Pursuant to and in accordance with Section 4.1 of the Framework Agreement, Wolf, in its capacity as the IOMS Rights Holder, hereby irrevocably and unconditionally designates that the JV, as Designee, shall have the right to acquire, from and after the date hereof until the occurrence of a Second Step Failure Event, in one or more open market transactions, a number of shares of Common Stock not exceeding the maximum number of Initial Open Market Shares permitted to be acquired pursuant to the Framework Agreement.

(b) Subject to, and effective immediately upon, the occurrence of a Second Step Failure Event, Wolf, in its capacity as the IOMS Rights Holder, hereby irrevocably and unconditionally, subject to Section 2.1(b) of the Shareholders Agreement:

(i) designates that Fox Sub, as a Designee, shall have the right to acquire, from and after such Second Step Failure Event, in one or more open market transactions, a number of shares of Common Stock not exceeding fifty per cent (50%) of the Remaining IOMS; and

(ii) undertakes and agrees that it shall not, and it shall not permit any of its Controlled Affiliates (including any of its wholly-owned subsidiaries that it may designate a Designee) to, acquire in aggregate, from and after the Second Step Failure Event, in one or more open market transactions, more than the number of shares of Common Stock equal to fifty per cent (50%) of the Remaining IOMS.

(c) For purposes of Section 2.2(b), the “Remaining IOMS” shall mean that number of shares of Common Stock equal to (x) the maximum number of Initial Open Market Shares permitted to be acquired pursuant to the Framework Agreement minus (y) the total number of Initial Open Market Shares actually acquired by the JV prior to the Second Step Failure Event.

Section 2.3 Investment Decisions. From and after the Second Step Failure Event, subject to Section 2.4, the Wolf Parties and the Fox Parties shall independently determine if and when to exercise any unexercised portion of any Warrant then Beneficially Owned by such Party (or any other Wolf Investor, in the case of Wolf, or any other Fox Investor, in the case of Fox) or to acquire any Remaining IOMS or Additional Open Market Shares pursuant to the rights then held by such Party (or any other Wolf Investor, in the case of Wolf, or any other Fox Investor, in the case of Fox).

Section 2.4 Notification.

(a) Without limiting the terms of Section 2.1 or Section 4.2 in any respect, each of Wolf and Fox and, prior to the Separation Event, the JV shall promptly (and in any event within 48 hours) notify the others in writing of (i) any Transfer of any Equity Securities of the Company by any Wolf Investor (prior to the Separation Event, other than the JV), Fox Investor or the JV, respectively and (ii) any acquisition, agreement to acquire, proposal or offer to acquire or any action to facilitate the acquisition of, any Equity Security of the Company by any Wolf Investor (prior to the Separation Event, other than the JV), Fox Investor or the JV, respectively (for all purposes hereunder, which shall be deemed to include the exercise of any Warrant or portion thereof).

(b) Each of Wolf and Fox shall use its reasonable best efforts to notify the other Party in writing prior to exercising any right under the Shareholders Agreement (including, without limitation, any rights under Section 2.3 thereof to acquire New Securities or Replacement Pre-Emptive Shares or any rights under Article IV, and including, for the avoidance of doubt any Transfers subject to the limitations under Section 2.1(c)(iii) of the Shareholders Agreement), which right may also be exercised by such other Party, in order that Fox (or any Fox Investor) and Wolf (or any Wolf Investor (prior to the Separation Event, other than the JV)) may coordinate the exercise of such rights and, to the extent permitted and reasonably practicable, maximize the benefits to all Wolf Investors and Fox Investors arising out of the exercise of such rights; provided that nothing in this Section 2.4(b) shall require any Fox Investor or Wolf Investor to waive any such rights or assign or transfer such rights in the event that such Fox Investor or Wolf Investor, as applicable, could exercise such rights without breaching this Agreement or the Shareholders Agreement. In addition, in the event of any Warrant 1 Special Exercise Period (as defined in Warrants 1), each of Wolf and Fox shall consult with one other in good faith to determine, to the extent commercially practicable, whether, and the optimal manner in which, any ability to exercise any portion of Warrants 1 shall be exercised, such discussions and consultations to take into account Section 2.1(b)(i).

III. GRANT OF OPTIONS

Section 3.1 Wolf Warrants Call Option

(a) Wolf Sub hereby grants the JV the right, but not the obligation (the “Wolf Warrants Call Option”), subject to the conditions and in accordance with the terms set forth in this Section 3.1, to purchase all, but not part only, of Wolf Warrant 1 and Wolf Warrant 2.

(b) The Wolf Warrants Call Option shall not be exercisable unless and until an Acceleration Event or an Other Voting Securities Event shall first have occurred (a “JV Option Exercise Event”). Until the earlier of the exercise and the expiration of the Wolf Warrants Call Option, the Wolf Parties shall notify the JV as soon as practicable (and in any event within 24 hours) after becoming aware of the occurrence of a JV Option Exercise Event.

(c) The JV shall exercise the Wolf Warrants Call Option, if at all, by written notice to Wolf Sub together with payment in immediately available funds of the Wolf Warrants Call Exercise Price, whereupon Wolf Sub shall be obligated to sell, and the JV shall be obligated to complete the purchase, of Wolf Warrant 1 and Wolf Warrant 2. Immediately on receipt of the foregoing exercise notice and the Wolf Warrants Call Exercise Price, the Wolf Sub shall surrender the Wolf Warrant 1 and the Wolf Warrant 2, duly endorsed for transfer upon the books of the Company to the JV, to the office or agency of the Company with instructions that the Company make and deliver new warrants of the same tenor and dates as Wolf Warrant 1 and Wolf Warrant 2, respectively, but registered in the name of the JV.

(d) The Wolf Warrants Call Option shall expire automatically and shall be of no further force and effect immediately upon the occurrence of the Second Step Failure Event.

Section 3.2 Fox Warrants Call Option

(a) Fox Sub hereby grants the JV the right, but not the obligation (the “Fox Warrants Call Option”), subject to the conditions and in accordance with the terms set forth in this Section 3.2, to purchase all, but not part only, of Fox Warrant 1 and Fox Warrant 2.

(b) The Fox Warrants Call Option shall not be exercisable unless and until a JV Option Exercise Event shall first have occurred. Until the earlier of the exercise and the expiration of the Fox Warrants Call Option, the Wolf Parties shall notify the JV as soon as practicable (and in any event within 24 hours) after becoming aware of the occurrence of a JV Option Exercise Event.

(c) The JV shall exercise the Fox Warrants Call Option, if at all, by written notice to Fox Sub together with payment in immediately available funds of the Fox Warrants Call Exercise Price, whereupon Fox Sub shall be obligated to sell, and the JV shall be obligated to complete the purchase, of Fox Warrant 1 and Fox Warrant 2. Immediately on receipt of the foregoing exercise notice and the Fox Warrants Call Exercise Price, the Fox Sub shall surrender the Fox Warrant 1 and the Fox Warrant 2, duly endorsed for transfer upon the books of the Company to the JV, to the office or agency of the Company with instructions that Company make and deliver new warrants of the same tenor and dates as Fox Warrant 1 and Fox Warrant 2, respectively, but registered in the name of the JV.

(d) The Fox Warrants Call Option shall expire automatically and shall be of no further force and effect immediately upon the occurrence of the Second Step Failure Event.

Section 3.3 Post-Second Step Call Option

(a) Fox Sub hereby grants Wolf Sub the right, but not the obligation (the “Post-Second Step Call Option”), subject to the conditions and in accordance with the terms set forth in this Section 3.3, to purchase all, but not part only, of Fox Warrant 1 and Fox Warrant 2.

(b) The Post-Second Step Call Option shall not be exercisable unless and until the Second Step Closing shall first have occurred.

(c) Wolf Sub shall exercise the Post-Second Step Call Option, if at all, by written notice to Fox Sub together with payment in immediately available funds of the Fox Warrants Call Exercise Price, whereupon Fox Sub shall be obligated to sell, and Wolf Sub shall be obligated to complete the purchase, of Fox Warrant 1 and Fox Warrant 2. Immediately on receipt of the foregoing exercise notice and the Fox Warrants Call Exercise Price, Fox Sub shall surrender the Fox Warrant 1 and the Fox Warrant 2, duly endorsed for transfer upon the books of the Company to Wolf Sub, to the office or agency of the Company with instructions that Company make and deliver new warrants of the same tenor and dates as Fox Warrant 1 and Fox Warrant 2, respectively, but registered in the name of the Wolf Sub.

(d) The Post-Second Step Call Option shall expire automatically and shall be of no further force and effect immediately upon the occurrence of the Second Step Failure Event.

Section 3.4 Determination of Fair Market Value of Warrants and Warrants Call Option. No later than sixty (60) days after the date of this Agreement, Wolf and Fox shall appoint an independent, nationally recognized appraiser, reasonably mutually acceptable to both Parties (the “Appraiser”), to determine the Fair Market Value of the Warrants as of the Closing and the Fair Market Value of the Warrants Call Option as of the Closing. The Fair Market Value determined by the Appraiser shall, absent manifest error, be binding on all Parties for all purposes of this Agreement, including the setting of the Fox Warrants Call Exercise Price, the Wolf Warrants Call Exercise Price and the Warrants Call Option Premium. The fees and expenses of the Appraiser shall be borne 50% by the Fox Parties and 50% by the Wolf Parties.

Section 3.5 Certain Tax Matters.

(a) The Parties intend and agree that for U.S. federal (and applicable state and local) income tax purposes:

(i) The grant by Wolf Sub of the Wolf Warrants Call Option to the JV pursuant to Section 3.1(a) and the exercise by the JV of the Wolf Warrants Call Option contemplated by Section 3.1(c), if any, shall each be treated as a transaction that is disregarded;

(ii) The grant by Fox Sub of the Fox Warrants Call Option to the JV pursuant to Section 3.2(a) and the grant by Fox Sub of the Post-Second Step Call Option to Wolf Sub pursuant to Section 3.3(a), taken together, shall be treated (i) as a grant by Fox Sub of the Warrants Call Option to Wolf Sub in exchange for a cash payment in the amount equal to the Warrants Call Option Premium (the “Warrants Call Option Payment”) followed by (ii) a distribution of the Warrants Call Option Payment by Fox Sub to Fox, and a distribution of the Warrants Call Option Payment by Fox to Wolf in respect of Wolf’s equity interest in Fox.

(b) The Parties shall (and shall cause their respective Affiliates to) prepare all applicable tax returns in a manner consistent the treatment set forth in Section 3.5(a) and none of the Parties shall (and shall not permit their respective Affiliates to) take any position on any tax return, in connection with any tax proceeding or otherwise inconsistent with such treatment.

IV. GOVERNANCE; STANDSTILL.

Section 4.1 Governance. Subject to this Section 4.1, the board of directors of Wolf shall designate any and all Wolf Designees, and exercise any and all rights under the Transaction Documents with respect to the removal and/or replacement of (or other related matters with respect to) any Wolf Directors, in its sole discretion. Notwithstanding the foregoing, following the later to occur of (i) the Second Step Failure Event and (ii) the Wolf Investor Rights Step-Up Event, and until the occurrence of the Wolf Investor Rights Step-Down Event, any Wolf Designee that, if elected or appointed to the board of directors of the Company, would be the second Wolf Director on the board of directors of the Company, shall be an executive officer of Fox, designated by the board of directors of Wolf in consultation with and at the direction of Fox.

Section 4.2 Standstill. Following the occurrence of the Second Step Failure Event, at any time during the Standstill Period, each of Wolf and Fox shall not, and shall cause each other Wolf Investor or Fox Investor, as applicable, and its and their respective Affiliates (in the case of Fox, expressly including SP, each other SP Investor and their respective Controlled Affiliates) not to (and shall take all necessary action to ensure (including, if necessary, by immediately divesting, or causing the divestment of, Equity Securities and/or Derivative Instruments, as applicable, of the Company) that it and such Wolf Investors, Fox Investors and Affiliates, as applicable, do not), directly or indirectly, acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition of, any Equity Securities or Derivative Instruments of the Company (including through the exercise or operation of any right pursuant to the Transaction Documents), if such acquisition would cause (x) the Wolf Investors’ Beneficial Ownership of Company Common Stock to exceed the Wolf Investors Ultimate Standstill Level or (y) the Fox Investors’ Beneficial Ownership of Company Common Stock, when taken together with SP’s and the SP Investors’ collective Beneficial Ownership of Company Common Stock, to exceed the Fox Investors Ultimate Standstill Level, except, in each case, as and to the extent permitted by Section 2.2 of the Shareholders Agreement (including by virtue of a waiver thereof by the board of directors of the Company) solely in connection with evaluating, making, submitting, negotiating, continuing, amending, supplementing, modifying, effectuating and/or implementing (i) any Acquisition Proposal by Wolf or Fox, respectively, that is intended by Wolf or Fox, respectively, to be made and submitted on a non-publicly disclosed or announced basis pursuant to Section 2.2(b)(i) of the Shareholders Agreement or (ii) any Qualifying Public Acquisition Proposal by Wolf or Fox, as applicable.

V. INDEMNIFICATION; GUARANTEE.

Section 5.1 Indemnification.

(a) From and after the Second Step Failure Event, each of Wolf and Fox (the “Indemnifying Party”) shall indemnify and hold harmless the other (the “Indemnified Party”) for all Losses actually suffered by the Indemnified Party and/or its Affiliates arising out of or resulting from any claim brought by the Company, any of the Company’s Affiliates or the Company’s stockholders (the “Company Parties”), against the Indemnified Party or any of its Affiliates, but only to the extent such Losses result from or arise out of a breach by the Indemnifying Party or any of its Affiliates of this Agreement, the Framework Agreement, the Shareholders Agreement or the Warrants (the “Indemnified Party Damages”).

(b) The liability of the Indemnifying Party under this Section 5.1 will be:

(i) reduced if and to the extent that the Indemnified Party and/or its Affiliates receives any “Loss Tax Benefit”, which for purposes hereof shall mean the Tax savings or benefits actually realized by the Indemnified Party and/or its Affiliates in the taxable year of such Loss or any subsequent taxable year that are attributable to sustaining such Loss (determined on a with and without basis);

(ii) increased to take into account any “Tax Cost”, which for purposes hereof shall mean the Tax costs actually incurred by the Indemnified Party and/or its Affiliates in the taxable year of the receipt or accrual of any payment under the indemnity provisions of this Agreement or any subsequent taxable year that are attributable to the receipt or accrual of the payment under the indemnity provisions of this Agreement (determined on a with and without basis)

(iii) reduced to the extent that the Indemnified Party and/or its Affiliates have actually received reimbursement for such Indemnified Party Damages from any third party (including under any third party insurance policy) (net of the amount of any out-of-pocket costs and expenses incurred (including increases in insurance premiums as a result of the claim) to recover such reimbursement).

(c) If the Indemnifying Party reimburses the Indemnified Party or any of its Affiliates for Indemnified Party Damages and the Indemnified Party or any of its Affiliates subsequently actually receives (i) a Loss Tax Benefit or (ii) reimbursement, in whole or in part, for such Indemnified Party Damages from any third party (including under any third party insurance policy), the Indemnified Party will promptly repay to the Indemnifying Party the lesser of:

(i) the amount of such Loss Tax Benefit or the amount recovered in respect of such Indemnified Party Damages from such third party (including under any third party insurance policy) less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Indemnified Party or any of its Affiliates in recovering the same; and

(ii) the amount paid by the Indemnifying Party in respect of such Indemnified Party Damages.

If the Indemnifying Party reimburses the Indemnified Party or any of its Affiliates for Indemnified Party Damages and the Indemnified Party or any of its Affiliates subsequently actually incurs a Tax Cost, the Indemnifying Party will promptly pay the Indemnified Party the amount of such Tax Cost.

(d) If any claim is made by any Company Party that, if sustained, would give rise to indemnification under this Section 5.1, the Indemnified Party will promptly notify the Indemnifying Party, provided that any delay in providing such notice shall not relieve the Indemnifying Party of any obligation in respect of the claim except to the extent that the

Indemnifying Party shall have been actually prejudiced thereby. Except pursuant to the last sentence of this Section 5.1(d), the Indemnifying Party shall have the right upon written notice to the Indemnified Party (that includes a confirmation by the Indemnifying Party that it is obligated pursuant to this Section 5.1 to indemnify the Indemnified Party with respect to the applicable third party claim), within fifteen (15) days after receipt from the Indemnified Party of the written notice, to conduct and control at its expense and through counsel of its own choosing that is reasonably satisfactory to the Indemnified Party the defense against such claim by such Company Party. In the event that the Indemnifying Party elects to conduct the defense of such claim by such Company Party, the Indemnified Party will reasonably cooperate with the Indemnifying Party (at the Indemnifying Party’s expense) as may be reasonably requested by the Indemnifying Party, and the Indemnified Party shall have the right at its own expense to participate in the defense of such claim by such Company Party assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement or compromise of any claim by such Company Party, if (i) pursuant to or as a result of such settlement, compromise or cessation, injunctive or other equitable relief would be, or would reasonably be likely to be, imposed against the Indemnified Party or any of its Affiliates, (ii) such settlement, compromise or cessation would (or would reasonably be likely to) lead to a liability or create any financial or other obligation on the part of the Indemnified Party or any of its Affiliates for which the Indemnified Party is not entitled to indemnification hereunder (in the case of financial obligations only, unless the Indemnifying Party agrees to fully indemnify the Indemnified Party for any and all of such financial obligations), or (iii) such settlement, compromise or cessation would, or would reasonably be likely to, include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over (at the Indemnified Party’s expense, but subject to the Indemnified Party’s rights to indemnification hereunder), the defense of such claim by such Company Party, upon notice to the Indemnifying Party, in the event (x) such claim by such Company Party relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (y) the Indemnifying Party shall not have timely elected to assume control over such defense in accordance with this Section 5.1(d), or shall have failed to diligently conduct such defense in any respect or (z) of a proceeding to which the Indemnifying Party is also a party and a conflict exists as a result of the Indemnifying Party’s control over such defense; provided that the Indemnifying Party may elect to participate in such defense or settlement at any time at its own expense.

Section 5.2 Fox Guarantee.

(a) Fox irrevocably, absolutely and unconditionally guarantees to Wolf Sub (which term for the purposes of this Section 5.2 and Section 5.3 shall include any Wolf Permitted Transferee to which Wolf Sub Transfers any Class A Units), as a primary obligor and not merely as a surety, the full and timely performance, payment and observation by Fox Sub (which term for the purposes of this Section 5.2 and Section 5.3 shall include any Fox Permitted Transferee to which Fox Sub Transfers any Class F Units) of all its payment obligations under the LLC Operating Agreement (as of the date hereof and as amended from time to time) (the “Fox Guaranteed Obligations”). This guarantee (the “Fox Guarantee”) is a guarantee of payment, and not merely of collection, and Fox hereby acknowledges and agrees that this guarantee is full and unconditional.

(b) If and whenever Fox Sub defaults for any reason whatsoever in the payment or performance of any of the Fox Guaranteed Obligations, Fox shall immediately on demand unconditionally pay (or cause the performance of) and satisfy (or cause the satisfaction of) such Fox Guaranteed Obligation with respect to which Fox Sub has defaulted in the manner prescribed by the LLC Operating Agreement, this Agreement or the applicable Transaction Document such that Wolf Sub shall receive the same benefit as if the Fox Guaranteed Obligation had been duly and timely performed and satisfied by Fox.

(c) This Fox Guarantee shall be a continuing guarantee and accordingly it shall remain in full force and effect and shall be binding on Fox, its successor and permitted assigns, until all of the Fox Guaranteed Obligations have been indefeasibly paid or performed in full. Notwithstanding the foregoing, this Fox Guarantee shall be null and void and of no further effect, and Fox shall have no further obligations under this Fox Guarantee as of the completion of all required payments by Fox Sub or Fox in respect of the Separation Event (including, for the avoidance of doubt, the payment of the Class A Unit Transfer Payment in the event of a Dissolution Continuance Event and/or a Class F Cancellation Event). This Fox Guarantee is in addition to any rights or security which Wolf Sub may now or hereafter have or hold for the performance and satisfaction of the Fox Guaranteed Obligations.

(d) If for any reason Fox Sub ceases to have any legal existence or if any of the Fox Guaranteed Obligations have become irrecoverable from Fox Sub by reason of Fox Sub’s bankruptcy, insolvency or reorganization or by other operation of law, this guarantee shall remain binding on Fox to the same extent as if Fox had at all times been the primary and sole obligor on all such Fox Guaranteed Obligations.

(e) To the fullest extent permitted by law, Fox hereby waives, for the benefit of Wolf Sub (a) any right to require Wolf Sub, as a condition of payment or performance by Fox, to proceed against Fox Sub or pursue any other remedy whatsoever, (b) any “suretyship defense” or other defenses or benefit that may arise under any law intended to limit the liability of or exonerate guarantors or sureties and (c) notice of acceptance of this Fox Guarantee, notice of the existence, creation or incurrence of any new or additional liability to which it may apply and notice of any other amendment or modification of any of the terms or provisions of the LLC Operating Agreement.

(f) Without limiting in any way this Fox Guarantee, subject to applicable law and regulations, Fox covenants and agrees to take all actions within its power to cause Fox Sub to fully and timely perform or pay each of the Parent Guaranteed Obligations.

(g) If at any time payment by Fox Sub under the LLC Operating Agreement (as amended from time to time) is rescinded or must be otherwise restored or returned by Wolf Sub upon the insolvency, bankruptcy or reorganization of Fox Sub or otherwise, Fox’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Wolf Sub, all as though such payment had not been made. Fox acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and the LLC Operating Agreement.

Section 5.3 Wolf Guarantee.

(a) Wolf irrevocably, absolutely and unconditionally guarantees to Fox Sub, as a primary obligor and not merely as a surety, the full and timely performance, payment and observation by Wolf Sub of all its payment obligations under the LLC Operating Agreement (as of the date hereof and as amended from time to time) (the “Wolf Guaranteed Obligations”). This guarantee (the “Wolf Guarantee”) is a guarantee of payment, and not merely of collection, and Wolf hereby acknowledges and agrees that this guarantee is full and unconditional.

(b) If and whenever Wolf Sub defaults for any reason whatsoever in the payment or performance of any of the Wolf Guaranteed Obligations, Wolf shall immediately on demand unconditionally pay (or cause the performance of) and satisfy (or cause the satisfaction of) such Wolf Guaranteed Obligation with respect to which Wolf Sub has defaulted in the manner prescribed by the LLC Operating Agreement, this Agreement or the applicable Transaction Document such that Fox Sub shall receive the same benefit as if the Wolf Guaranteed Obligation had been duly and timely performed and satisfied by Wolf.

(c) This Wolf Guarantee shall be a continuing guarantee and accordingly it shall remain in full force and effect and shall be binding on Wolf, its successor and permitted assigns, until all of the Wolf Guaranteed Obligations have been indefeasibly paid or performed in full. Notwithstanding the foregoing, this Wolf Guarantee shall be null and void and of no further effect, and Wolf shall have no further obligations under this Wolf Guarantee as of the completion of all required payments by Fox Sub or Fox in respect of the Separation Event. This Wolf Guarantee is in addition to any rights or security which Fox Sub may now or hereafter have or hold for the performance and satisfaction of the Wolf Guaranteed Obligations.

(d) If for any reason Wolf Sub ceases to have any legal existence or if any of the Wolf Guaranteed Obligations have become irrecoverable from Wolf Sub by reason of Wolf Sub’s bankruptcy, insolvency or reorganization or by other operation of law, this guarantee shall remain binding on Wolf to the same extent as if Wolf had at all times been the primary and sole obligor on all such Wolf Guaranteed Obligations.

(e) To the fullest extent permitted by law, Wolf hereby waives, for the benefit of Fox Sub (a) any right to require Fox Sub, as a condition of payment or performance by Wolf, to proceed against Wolf Sub or pursue any other remedy whatsoever, (b) any “suretyship defense” or other defenses or benefit that may arise under any law intended to limit the liability of or exonerate guarantors or sureties and (c) notice of acceptance of this Wolf Guarantee, notice of the existence, creation or incurrence of any new or additional liability to which it may apply and notice of any other amendment or modification of any of the terms or provisions of the LLC Operating Agreement.

(f) Without limiting in any way this Wolf Guarantee, subject to applicable law and regulations, Wolf covenants and agrees to take all actions within its power to cause Wolf Sub to fully and timely perform or pay each of the Wolf Guaranteed Obligations.

(g) If at any time payment by Wolf Sub under the LLC Operating Agreement (as amended from time to time) is rescinded or must be otherwise restored or returned by Fox Sub upon the insolvency, bankruptcy or reorganization of Wolf Sub or otherwise, Wolf’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Fox Sub, all as though such payment had not been made. Wolf acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and the LLC Operating Agreement.

VI. MISCELLANEOUS.

Section 6.1 Amendments and Waivers. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer of a duly authorized representative of each Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.2 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any attempted assignment in violation of this Section 6.2 shall be void.

Section 6.3 Counterparts and Facsimile. For the convenience of the Parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.4 Severability. It is the intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made

Section 6.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

Section 6.6 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

Section 6.7 Notices. Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, facsimile or overnight courier to the recipient’s facsimile number or address as set forth below or to such other facsimile number or address as a Party hereto may notify to the other Parties hereto from time to time and shall be given:

(i)	if to Wolf or Wolf Sub, to:

Name:	c/o Walgreen Co.
Address:	108 Wilmot Road

Deerfield, Illinois 60015

Attention:	Thomas J. Sabatino, Executive Vice President,

General Counsel and Corporate Secretary

Fax:	(847) 315-3652

with a copy to (which shall not be considered notice):

Name:	Wachtell, Lipton, Rosen & Katz
Address:	51 West 52nd Street

New York, New York, 10019

Country:	United States
Fax:	(212) 403-2000
Attention:	Andrew R. Brownstein, Esq.

Benjamin M. Roth, Esq.

(ii)	if to JV, to:

Name:	c/o Walgreen Co.
Address:	108 Wilmot Road

Deerfield, Illinois 60015

Attention:	Thomas J. Sabatino, Executive Vice President,

General Counsel and Corporate Secretary

Fax:	(847) 315-3652

with a copy to (which shall not be considered notice):

Name:	Wachtell, Lipton, Rosen & Katz
Address:	51 West 52nd Street

New York, New York, 10019

Country:	United States
Fax:	(212) 403-2000
Attention:	Andrew R. Brownstein, Esq.

Benjamin M. Roth, Esq.

(iii)	if to Fox or Fox Sub, to:

Name:	c/o Alliance Boots GmbH
Address:	94 Baarerstrasse

6300 Zug

Switzerland

Attention:	Marco Pagni, Group Legal Counsel &

Chief Administrative Officer

with a copy to (which shall not be considered notice):

Name:	Darrois Villey Maillot Brochier
Address:	69 avenue Victor Hugo

75116 Paris

Country:	France
Fax:	+33 1 45 02 49 59
Attention:	Me. Alain Maillot

Benjamin S. J. Burman, Esq.

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission in legible form if received prior to 5:00 p.m. local time on such date or at the beginning of the recipient’s next Business Day if received after 5:00 p.m. local time on such date or such date is not a Business Day, if delivered by fax.

Section 6.8 Representations and Warranties. Each of the Parties hereby represents and warrants to the other that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate or analogous action and no additional proceedings are necessary to approve such agreements, (c) this Agreement has been duly executed and delivered by it and constitutes valid and binding agreement of it, enforceable against it in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and (d) all of the representations and warranties made by it to the Company or any of its Affiliates in each of the Transaction Documents to which it is a party are complete and accurate. Each of the Parties further represents and warrants to the others that its execution, delivery and performance of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract to which it is a party or by which it is bound or any of its organizational documents, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to it or any of its properties or assets or (iii) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon its properties or assets.

Section 6.9 Specific Performance. The Parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the Parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

Section 6.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and each such Party’s respective heirs, successors and permitted assigns.

Section 6.11 No Effect on Superior Transaction Documents. Nothing in this Agreement shall amend, modify, limit or waive in any way the Purchase Agreement or the Superior Transaction Documents.

Section 6.12 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first herein above written.

WALGREEN CO.

By:	/s/ Greg Wasson
Name:	Greg Wasson
Title:	President and Chief Executive Officer

WALGREENS PHARMACY STRATEGIES, LLC

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Vice President

ALLIANCE BOOTS GMBH

By:	/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Executive Chairman

ALLIANCE BOOTS LUXEMBOURG S.A R.L.

By:	/s/ Wolfgang Zettel
Name:	Wolfgang Zettel
Title:	Class A Manager

By:	/s/ Simone Retter
Name:	Simone Retter
Title:	Class B Manager

WAB HOLDINGS LLC

By:	/s/ George Fairweather
Name:	George Fairweather
Title:	Class F Manager

By:	/s/ Jason Dubinsky
Name:	Jason Dubinsky
Title:	Class W Manager